                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K    [  ] Form 20-F    [  ] Form 11-K    [X] Form 10-Q

[  ] Form N-SAR

For Period Ended:    March 31, 2002

         [  ] Transition Report on Form 10-K

         [  ] Transition Report on Form 20-F

         [  ] Transition Report on Form 11-K

         [  ] Transition Report on Form 10-Q

         [  ] Transition Report on Form N-SAR

         For the Transition Period Ended:

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         Read attached Instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION

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Full name of Registrant: Resource Asset Management Corporation

Former name if applicable: VPN Communications Corporation

Address of Principal Executive Office

2950 E. Flamingo Road, Suite B

Street and Number

Las Vegas, NV 89121

City, State, and Zip Code

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PART II - RULES 12B-25 (b) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]

     (b) The subject annual report, semi-annual report, transition report on

Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

 (c) The accountant's statement or other exhibit required by Rule 12b-25c has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,

N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

There have been repeated changes in the Company’s accounting and accounting support personnel. For this reason, as it relates to certain aspects of the finances of the Company, Management's Discussion and Analysis of Financial Condition and Results of Operation, will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended March 31, 2002 by May 15, 2002.

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PART IV- OTHER INFORMATION

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     (1) Name and telephone number of person to contact in regard to this

notification:  E. G. MARCHI                      (702)         892-0990

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                            Name                        (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,

identify report(s).

[X] Yes  [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]  Yes         [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          RESOURCE ASSET MANAGEMENT CORPORATION

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

           RESOURCE ASSET MANAGEMENT CORPORATION

Date:    May 14, 2002               by:     /S/  E. G. MARCHI

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                                                     E. G. Marchi

                                                     President